Exhibit 99.1

Avnet, Inc. Announces Agreement to Acquire Bell Microproducts Inc.
Updates Guidance For Quarter Ending April 3, 2010

Phoenix, Arizona, March 29, 2010 – Avnet, Inc. (NYSE:AVT) (“Avnet”) announced today that it has entered into a definitive agreement to acquire Bell Microproducts Inc. (“Bell”) in an all cash merger for $7.00 per share, which equates to an equity value of approximately $252 million and a transaction value of approximately $594 million assuming a net debt position for Bell of $342 million at face value as of December 31, 2009. The acquisition has been approved by the Boards of Directors of both companies and is subject to the approval of Bell’s shareholders as well as customary regulatory approvals. The transaction is expected to close in 60 to 120 days, deliver at least 12.5% ROCE post integration and should be immediately accretive to earnings excluding integration and transaction costs.

Founded in 1988, Bell, with sales of approximately $3.0 billion in calendar year 2009, is a leading value-added distributor of storage and computing technology. With over 1,900 employees, the company offers a broad suite of integration and support services to OEMs, VARs, system builders and end users through 55 offices in the United States, Canada, Europe and Latin America. The Company, which operates both a distribution and single tier reseller business, offers a portfolio of storage, computing, software and networking products from industry-leading suppliers. In calendar year 2009, the single tier business represented approximately 15% of total sales while revenues from North America, EMEA and Latin America were 42%, 41% and 17% respectively.

Roy Vallee, Avnet’s Chairman and Chief Executive Officer, commented, “We are very excited about the opportunity to build additional scale and scope in storage and computing solutions as well as increase our presence in the fast-growing Latin America market. Bell’s position in datacenter products and embedded systems complements Avnet’s current strategies and creates opportunities for cross selling. Bell’s position as one of the leaders in hard disk drive distribution substantially increases Avnet’s exposure to this product segment which is currently focused on embedded computing. In support of our focus on value-added solutions distribution in North America, we intend to explore strategic alternatives for the single tier reseller business. The combination of Bell’s strong customer/supplier relationships and talented employees, coupled with our value based management culture and discipline, should allow us to achieve our stated return on capital goals on this transaction following the completion of the integration.”

Don Bell, founder and Chief Executive Officer of Bell, commented, “This transaction delivers excellent value to our shareholders while providing an enhanced platform from which our employees can continue Bell’s heritage of helping suppliers reach our served markets with increasingly complex solutions. Given the rising demands of global technology markets, the investment required to deliver leading edge technical support and competitive supply chain networks continues to grow. Avnet’s financial resources and global infrastructure will allow the Bell organization to deliver industry-leading value to our customers and continue our long history of growth and market share gains.”

BofA Merrill Lynch acted as a financial advisor and Squire, Sanders & Dempsey L.L.P. and Allen & Overy LLP acted as legal counsel to Avnet in connection with this transaction.

3rd Quarter Fiscal 2010 Guidance
Avnet now expects revenue for the March fiscal quarter at its Electronics Marketing (EM) Group to be in the range of $2.75 billion to $2.85 billion as compared with the prior range of $2.55 billion to $2.85 billion, and the revenue at its Technology Solutions Group to be in the range of $1.70 billion to $1.85 billion as compared with the prior range of $1.55 billion to $1.85 billion. As a result Avnet now expects consolidated sales to be between $4.45 billion and $4.70 billion. Due to the higher revenues and an improved business mix, the Company now expects earnings to be in the range of $0.60 to $0.66 per share. The Company’s previous third quarter outlook, which was provided on January 28, 2010, expected sales of $4.10 billion to $4.70 billion and EPS of $0.53 to $0.61. The above EPS guidance does not include any potential restructuring charges or integration charges related to acquisitions

Conference Call/Webcast Scheduled
A conference call relating to the announcement has been scheduled for today, March 29, 2010 at 8:30 AM EST (5:30 AM PST). Please dial (201) 689-8840 to listen to the call. In addition, a live internet broadcast will be available via Avnet’s website at www.ir.avnet.com. A replay will be available approximately 2–3 hours after the call ends until Friday, May 7, 2010 at 5:00 PM EST. To access the replay, please dial 1-877-660-6853 or (201) 612-7415, account number 7815 and conference ID of 348184.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet
Avnet, Inc. (NYSE:AVT), a Fortune 500 company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and by providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2009, Avnet generated revenue of $16.23 billion. For more information, visit www.avnet.com. AVT IR

Investor Relations Contact:
Vincent Keenan
Investor Relations
(480) 643-7053
investorrelations@avnet.com

Media Contacts:
Michelle Gorel
Americas Public Relations
(480) 794-6943
michelle.gorel@avnet.com